SIDLEY AUSTIN llp ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

June 21, 2011

Steben & Company, Inc.
As General Partner of Seneca Global Fund, L.P.
2099 Gaither Road, Suite 200
Rockville, Maryland 20850

Re:	Seneca Global Fund, L.P.
Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (Registration No. 333-[ ]) filed by Seneca Global Fund, L.P., a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, on June 21, 2011, relating to the registration of $39,042,365 of Series A Limited Partnership Units, $83,392,772 of Series B Limited Partnership Units and $103,187,762 of Series I Limited Partnership Units (together with the Series A Limited Partnership Units and Series B Limited Partnership Units, the “Units”). All capitalized terms not defined herein have the meaning given them in the Registration Statement.

We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of rendering the opinions expressed herein.

Based upon the foregoing, it is our opinion that:

1.           The Partnership will be classified as a partnership for federal income tax purposes and will not be considered a publicly traded partnership taxable as a corporation for federal income tax purposes.

2.           The summary set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus and constituting a part of the Registration Statement fairly and accurately describes (subject to the uncertainties referred to therein) the material federal income tax consequences to United States individual taxpayers, United States tax-exempt persons, and non-U.S. persons that invest in the Units.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

June 21, 2011

The opinions expressed above are based solely upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service and such other authorities as we have considered relevant.  We note that the Code, the Regulations and such judicial authorities, rulings and administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein.

Our opinions represent our best legal judgment with respect to the proper federal income tax treatment of the Units and United States individual taxpayers, United States tax-exempt persons, and non-U.S. persons investing in Units, based on the materials reviewed.  Our opinions assume the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate.

We express no opinion concerning federal income tax matters relating to the above-described transaction except as expressly set forth above and no opinion concerning the application of any state, local or foreign tax laws to such transaction.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof.  We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

Sidley Austin LLP